Exhibit 99.1

POST OFFICE BOX 787 LEBANON, TENNESSEE 37088-0787

Investor Contact:	Barbara A. Gould
(615) 235-4124

Media Contact:	Julie K. Davis
(615) 443-9266

CRACKER BARREL REPORTS 35% INCREASE IN SECOND-QUARTER EPS

UPDATES FISCAL 2010 OUTLOOK

•	Fully diluted income per share was $1.09 for the second quarter of fiscal 2010, an increase of 35% compared with the prior-year quarter
•	Operating income margin in the second quarter was 7.8% of total revenue compared with 6.2% in the prior-year quarter
•	Revenue for the second quarter increased 0.4% to $632.6 million
•	Comparable store restaurant traffic outpaced the Knapp-Track™ Traffic Index for the fourteenth consecutive quarter
•	Comparable store restaurant and retail sales decreased 0.2% and 3.0%, respectively
•	Net cash flow from operating activities for the first six months of fiscal 2010 increased $36.4 million to $86.3 million compared with the prior-year comparable period
•	Reduced long-term debt by $41.4 million in the second quarter
•	Repurchased 205,000 shares in the second quarter

LEBANON, Tenn. -- February 23, 2010 – Cracker Barrel Old Country Store, Inc. (“Cracker Barrel,” or the “Company”) (Nasdaq: CBRL) today reported net income per diluted share of $1.09 for the second quarter of fiscal 2010, compared with $0.81 in the second quarter of fiscal 2009, an increase of 34.6%.  Net income was $25.4 million compared with $18.4 million in the second quarter of fiscal 2009.

Second-Quarter Fiscal 2010 Results
Revenue from continuing operations
In the second quarter of fiscal 2010, total revenue of $632.6 million increased 0.4% from the second quarter of fiscal 2009.  Comparable store restaurant sales for the period decreased 0.2%, including a 2.1% higher average check.  The average menu price increase for the quarter was approximately 2.4%.  Comparable store retail sales were down 3.0% for the quarter.  During the quarter, the Company opened two new Cracker Barrel Old Country Store units, after having opened three in the first quarter.  Since the end of the second quarter, the Company has opened one additional store.

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Cracker Barrel Reports 35% Increase in Second-Quarter EPS

February 23, 2010

Comparable store restaurant and retail sales for the fiscal months of November, December and January were as follows:

	November	December	January	Second Quarter
Comparable restaurant traffic	-2.9%	-2.6%	-1.5%	-2.3%
Average check	2.1%	2.3%	1.9%	2.1%
Comparable restaurant sales	-0.8%	-0.3%	0.4%	-0.2%
Comparable retail sales	-9.9%	-3.6%	8.0%	-3.0%

Excluding the impact of severe weather in the quarter, comparable store restaurant sales would have been slightly positive.

Operating Income
In the second quarter of fiscal 2010, operating income of $49.4 million was 7.8% of total revenue compared with $39.3 million, or 6.2% of total revenue, in the second quarter of fiscal 2009.  The increase in operating income was the result of lower food costs, lower retail markdowns and lower labor and related expenses partially offset by higher general and administrative expenses and impairment charges.

Commenting on the second-quarter results, Cracker Barrel Old Country Store, Inc. Chairman, President and Chief Executive Officer Michael A. Woodhouse said, “Our results reflect better execution in every part of the company.  Our guest satisfaction scores continue to improve as we roll-out the Seat to Eat initiative, offer new menu choices and appealing products in our retail shops and continue our focus on providing a high-quality guest experience each and every time.  Our guest traffic has now outperformed the Knapp-Track™ index for fourteen consecutive quarters.”

Year-to-date Fiscal 2010 Results
Total revenue from continuing operations of $1.2 billion year-to-date for fiscal 2010 represented an increase of 0.8% over fiscal 2009.  Comparable store restaurant sales increased 0.2%, including a 2.0% higher check.  Comparable store retail sales decreased 3.8%.

The Company reported net income of $43.4 million, or $1.87 per diluted share, compared with net income of $31.2 million, or $1.38 per diluted share, in fiscal 2009.

Year-to-date net cash flow provided by operating activities was $86.3 million, compared with $49.8 million in fiscal 2009, reflecting higher net income and continued improvements in working capital.  The Company used a portion of the cash flow to reduce its long-term debt by $41.4 million.  The Company also repurchased 205,000 shares during the second quarter.

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Cracker Barrel Reports 35% Increase in Second-Quarter EPS

February 23, 2010

Fiscal 2010 Outlook Update
The Company commented that its updated outlook for fiscal 2010 continues to reflect many assumptions, the accuracy of which is not yet known.  Based on current trends and estimates, the Company presently expects fiscal 2010 total revenue to be in the range of flat to an increase of approximately 2.0% over revenue in fiscal 2009.  The revenue increase reflects the expected opening of a total of six new Cracker Barrel units during the year, projected comparable store restaurant sales between a decrease of 0.5% to an increase of 1.0%, and comparable store retail sales between a decrease of 2.0% to flat.  Depreciation for the year is expected to be $60 to $62 million.  The Company expects fiscal 2010 operating income margin to be approximately 6.7% to 6.9% compared with 6.0% in fiscal 2009.  Net interest expense is estimated to be $48 to $50 million, and diluted shares outstanding are expected to be in the range of 23 to 23.5 million.  The Company expects its full year 2010 effective tax rate to be between 27.5% and 28.5%.   Based on the assumptions outlined above, full-year net income per diluted share for the 2010 fiscal year is projected to be between $3.35 and $3.50.  The Company expects capital expenditures for fiscal 2010 to be between $70 and $75 million.

Commenting on the outlook, Mr. Woodhouse said, “We’re very pleased with what we’ve done in these difficult times, and we’re proud of the fact that our trusted brand continues to offer great value in a family-friendly setting. Our execution is continuing to improve and it’s helping us sustain our top line and better manage the cost side of the business.”

Fiscal 2010 Second-Quarter Conference Call
As previously announced, the live broadcast of Cracker Barrel’s quarterly conference call will be available to the public on-line at investor.crackerbarrel.com today beginning at 11:00 a.m. (ET).  The on-line replay will be available at 2:00 p.m. (ET) and continue through March 9, 2010.

The Company plans to announce its fiscal 2010 third quarter earnings and comparable restaurant and retail sales on Tuesday, May 25, 2010.

About Cracker Barrel
Cracker Barrel Old Country Store® restaurants provide a friendly home-away-from-home in its old country stores and restaurants.  Guests are cared for like family while relaxing and enjoying real home-style food and shopping that’s surprisingly unique, genuinely fun and reminiscent of America’s country heritage…all at a fair price.  The restaurants serve up delicious, home-style country food such as meatloaf and homemade chicken n’ dumplins as well as our signature biscuits using an old family recipe.  The authentic old country retail store is fun to shop and offers unique gifts and self-indulgences.

Cracker Barrel Old Country Store, Inc. (Nasdaq: CBRL) was established in 1969 in Lebanon, Tenn. and operates 594 company-owned locations in 41 states.  Every Cracker Barrel unit is open seven days a week with hours Sunday through Thursday, 6 a.m. – 10 p.m., and Friday and Saturday, 6 a.m. - 11 p.m.  For more information, visit: crackerbarrel.com.

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Cracker Barrel Reports 35% Increase in Second-Quarter EPS

February 23, 2010

CBRL-F
Except for specific historical information, certain of the matters discussed in this press release may express or imply projections of revenues or expenditures, statements of plans and objectives or future operations or statements of future economic performance.  These, and similar statements are forward-looking statements concerning matters that involve risks, uncertainties and other factors which may cause the actual performance of Cracker Barrel Old Country Store, Inc. and its subsidiaries to differ materially from those expressed or implied by this discussion.  All forward-looking information is provided pursuant to the safe harbor established under the Private Securities Litigation Reform Act of 1995 and should be evaluated in the context of these factors.  Forward-looking statements generally can be identified by the use of forward-looking terminology such as “trends,” “assumptions,” “target,” “guidance,” “outlook,” “opportunity,” “future,” “plans,” “goals,” “objectives,” “expectations,” “near-term,” “long-term,” “projection,” “may,” “will,” “would,” “could,” “expect,” “intend,” “estimate,” “anticipate,” “believe,” “potential,” “regular,” ”should,” “projects,” “forecasts,”  or “continue” (or the negative or other derivatives of each of these terms) or similar terminology and include our fiscal 2010 outlook and expected number of new units.  Factors which could materially affect actual results include, but are not limited to:  the effects of uncertain consumer confidence, higher costs for energy, or general or regional economic weakness, or weather on sales and customer travel, discretionary income or personal expenditure activity of our customers; our ability to identify, acquire and sell successful new lines of retail merchandise and new menu items at our restaurants; our ability to sustain or the effects of plans intended to improve operational or marketing execution and performance; changes in or implementation of additional governmental or regulatory rules, regulations and interpretations affecting tax, wage and hour matters, health and safety, pensions, insurance or other undeterminable areas; the effects of plans intended to promote or protect our brands and products; commodity price increases; the ability of and cost to us to recruit, train, and retain qualified hourly and management employees in an escalating wage environment; the effects of increased competition at our locations on sales and on labor recruiting, cost, and retention; workers’ compensation, group health and utility price changes; consumer behavior based on negative publicity or concerns over nutritional or safety aspects of our food or products or those of the restaurant industry in general, including concerns about pandemics, as well as the possible effects of such events on the price or availability of ingredients used in our restaurants; the effects of our substantial indebtedness and associated restrictions on our financial and operating flexibility and ability to execute or pursue its operating plans and objectives; changes in interest rates or capital market conditions affecting our financing costs and ability to refinance all or portions of our indebtedness; the effects of business trends on the outlook for individual restaurant locations and the effect on the carrying value of those locations; our ability to retain key personnel; the availability and cost of suitable sites for restaurant development and our ability to identify those sites; changes in land, building materials and construction costs; the actual results of pending, future or threatened litigation or governmental investigations and the costs and effects of negative publicity associated with these activities; practical or psychological effects of natural disasters or terrorist acts or war and military or government responses; disruptions to our restaurant or retail supply chain; changes in foreign exchange rates affecting our future retail inventory purchases; implementation of new or changes in interpretation of existing accounting principles generally accepted in the United States of America (“GAAP”);

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Cracker Barrel Reports 35% Increase in Second-Quarter EPS

February 23, 2010

and other factors described from time to time in our filings with the Securities and Exchange Commission, press releases, and other communications.

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Cracker Barrel Reports 35% Increase in Second-Quarter EPS

February 23, 2010

CRACKER BARREL OLD COUNTRY STORE, INC.
CONDENSED CONSOLIDATED INCOME STATEMENT
(Unaudited)
(In thousands, except share amounts)

	Second Quarter Ended			Six Months Ended
	1/29/10	1/30/09	Percentage Change	1/29/10	1/30/09	Percentage Change
Total revenue	$632,616	$630,182	0%	$1,213,799	$1,204,114	1%
Cost of goods sold	211,898	222,493	(5)	389,369	403,850	(4)
Gross profit	420,718	407,689	3	824,430	800,264	3
Labor and other related expenses	228,594	234,118	(2)	453,354	456,551	(1)
Other store operating expenses	105,501	105,740	--	210,967	211,706	--
Impairment charges	2,263	--	--	2,263	--	--
Store operating income	84,360	67,831	24	157,846	132,007	20
General and administrative expenses	34,975	28,558	22	70,476	60,176	17
Operating income	49,385	39,273	26	87,370	71,831	22
Interest expense	13,293	13,281	--	25,063	27,314	(8)
Pretax income	36,092	25,992	39	62,307	44,517	40
Provision for income taxes	10,699	7,630	40	18,890	13,323	42
Net income	$25,393	$18,362	38	$43,417	$31,194	39

Earnings per share – Basic:
Net income per share	$1.11	$0.82	35	$1.90	$1.39	37
Earnings per share – Diluted:
Net income per share	$1.09	$0.81	35	$1.87	$1.38	36

Weighted average shares:
Basic	22,831,645	22,389,598	2	22,796,846	22,369,783	2
Diluted	23,397,279	22,597,183	4	23,266,832	22,631,754	3

Ratio Analysis
Total revenue:
Restaurant	74.9%	74.4%		77.5%	76.8%
Retail	25.1	25.6		22.5	23.2
Total revenue	100.0	100.0		100.0	100.0
Cost of goods sold	33.5	35.3		32.1	33.5
Gross profit	66.5	64.7		67.9	66.5
Labor and other related expenses	36.1	37.1		37.3	37.9
Other store operating expenses	16.7	16.8		17.4	17.6
Impairment charges	0.4	--		0.2	--
Store operating income	13.3	10.8		13.0	11.0
General and administrative expenses	5.5	4.6		5.8	5.0
Operating income	7.8	6.2		7.2	6.0
Interest expense	2.1	2.1		2.1	2.3
Pretax income	5.7	4.1		5.1	3.7
Provision for income taxes	1.7	1.2		1.5	1.1
Net income	4.0%	2.9%		3.6%	2.6%

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Cracker Barrel Reports 35% Increase in Second-Quarter EPS

February 23, 2010

CRACKER BARREL OLD COUNTRY STORE, INC.
CONDENSED CONSOLIDATED BALANCE SHEET
(Unaudited and in thousands, except share amounts)

	1/29/10	7/31/09
Assets
Cash and cash equivalents	$13,151	$11,609
Inventory	120,859	137,424
Other current assets	58,030	49,292
Property and equipment, net	994,814	1,001,776
Long-lived assets	50,010	45,080
Total assets	$1,236,864	$1,245,181

Liabilities and Shareholders’ Equity
Accounts payable	$71,606	$92,168
Other current liabilities	181,870	172,794
Long-term debt	595,236	638,040
Other long-term obligations	215,065	206,557
Shareholders’ equity	173,087	135,622
Total liabilities and shareholders’ equity	$1,236,864	$1,245,181

Common shares outstanding	22,802,610	22,722,685

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Cracker Barrel Reports 35% Increase in Second-Quarter EPS

February 23, 2010

CRACKER BARREL OLD COUNTRY STORE, INC.
CONDENSED CONSOLIDATED CASH FLOW STATEMENT
(Unaudited and in thousands)

	Six Months Ended
	1/29/10	1/30/09
Cash flows from operating activities:
Net income	$43,417	$31,194
Depreciation and amortization	30,499	28,938
Loss on disposition of property and equipment	2,033	1,790
Impairment	2,263	--
Share-based compensation, net of excess tax benefit	4,597	3,744
Decrease in inventories	16,565	18,196
Decrease in accounts payable	(20,562)	(36,969)
Net changes in other assets and liabilities	7,452	2,941
Net cash provided by operating activities	86,264	49,834
Cash flows from investing activities:
Purchase of property and equipment, net of insurance recoveries	(27,374)	(37,370)
Proceeds from sale of property and equipment	100	1,496
Net cash used in investing activities	(27,274)	(35,874)
Cash flows from financing activities:
Net payments for credit facilities and other long-term obligations	(43,260)	(7,065)
Proceeds from exercise of share-based compensation awards	4,564	877
Excess tax benefit from share-based compensation	1,228	--
Purchase and retirement of common stock	(7,799)	--
Deferred financing costs	(2,908)	--
Dividends on common stock	(9,273)	(8,615)
Net cash used in financing activities	(57,448)	(14,803)

Net increase (decrease) in cash and cash equivalents	1,542	(843)
Cash and cash equivalents, beginning of period	11,609	11,978
Cash and cash equivalents, end of period	$13,151	$11,135

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Cracker Barrel Reports 35% Increase in Second-Quarter EPS

February 23, 2010

CRACKER BARREL OLD COUNTRY STORE, INC.
Supplemental Information
(Unaudited)

	Second Quarter Ended		Six Months Ended
	1/29/10	1/30/09	1/29/10	1/30/09

Units in operation:
Open at beginning of period	591	581	588	577
Opened during period	2	4	5	8
Open at end of period	593	585	593	585

Total revenue: (In thousands)
Restaurant	$473,953	$468,919	$940,785	$924,886
Retail	158,663	161,263	273,014	279,228
Total	$632,616	$630,182	$1,213,799	$1,204,114

Operating weeks:	7,708	7,594	15,373	15,109

Average unit volume: (In thousands)
Restaurant	$799.3	$802.7	$1,591.1	$1,591.6
Retail	267.6	276.1	461.8	480.5
Total	$1,066.9	$1,078.8	$2,052.9	$2,072.1

	Q2 2010 vs. Q2 2009	6 mo. 2010 vs. 6 mo. 2009

Comparable store sales increase (decrease):
Restaurant	(0.2)%	0.2%
Retail	(3.0)%	(3.8)%

Number of locations in comparable store base	576	570

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